December 14, 1998



PERSONAL & CONFIDENTAL



Mr. Robert W. Humphreys
Delta Woodside Industries, Inc.
233 N. Main Street, Suite 200
Greenville, SC  29601

Dear Bob:

You have expressed to me your concern about the potential negative impact on corporate employees as the result of the downsizing of Delta Woodside. Further, you have asked if you will have a job and whether you should plan to "move on".

It is important to understand where we are as a company. We have certain assets that are performing very well and some that are performing horribly. Our Board has adopted the position that we should not tolerate those bad situations any longer, and that we should concentrate on the textile business where most of our experience and expertise lies.

Our plan is to eliminate those businesses that have caused us problems and, thereby, strengthen our balance sheet. With a strengthened balance sheet, we will be able to make significant acquisitions in the textile industry. We do not know for sure that acquisitions will be available, but we do know that we will be able to afford them.

A couple of analysts have suggested in print that as we restructure our company, we could become an acquisition target. That could be. It is not correct, as some analysts have said, that our Board plans to liquidate the company. As corporate management, our job is to increase the value of our stockholders' investment, whether that means restructuring or acquiring someone or being acquired.

It is important that you understand your value as a key member of the Delta Woodside corporate management team, and that you can manage your job and your departments with confidence about your own future. Hopefully, you can concentrate on the executing of our restructuring strategy and not worry about what the future might bring. I believe it will take up to two years to finish the restructuring of Delta Apparel and Duck Head.
Mr. Robert W. Humphreys
Page 2
December 14, 1998


In order to accomplish this, we will need your devotion to this task and want to eliminate any need for you to "look over your shoulder" as to what is going to happen to the company. Therefore, if your job is eliminated because of downsizing, restructuring, or a change of control between now and the end of December 2000, you will be paid a severance equal to two years' salary at the time of termination, in addition to your regular severance.

This should relieve you from worrying about the future and also reward you for your services in building the company to its current state.

I've put a two-year time on this agreement because I believe we will get all the restructuring completed within that time frame, and things will be "settled down". If that is not the case, we will discuss the situation again as we get close to the end of 2000. We do not want this arrangement to be open-ended, due to our no contract policy and because I believe the need for it will go away.

I do not like writing letters like this because they have a negative tone. We need to look at the future in a positive way, even though we do not know what it holds for us. I am very positive about the future and I hope this arrangement will eliminate your personal concerns about the future.

Thanks again for all you have done for Delta Woodside over the years, and for your continued efforts in the future.

Best regards.

                                   Sincerely yours,



                                   E. Erwin Maddrey, II
                                   President & CEO

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